Exhibit 10.1
AGENCY AGREEMENT
     This Agency Agreement is made as of this 14th day of February, 2008, by and between a joint venture composed of HILCO MERCHANT RESOURCES, LLC, GORDON BROTHERS RETAIL PARTNERS, LLC and HILCO REAL ESTATE, LLC (the “Agent”) and ROSEDALE WILSONS, INC., WILSONS LEATHER HOLDINGS INC., AND THOSE ENTITIES LISTED ON EXHIBIT 1A HERETO, all with a principal place of business at 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428 (jointly and severally, the “Merchant”).
R E C I T A L S
     WHEREAS, the Merchant desires that the Agent act as the Merchant’s exclusive agent for the limited purpose of (a) selling the Merchandise (as hereinafter defined) in Merchant’s retail store locations listed on Exhibit 1B attached hereto (each, individually, a “Store”, and, collectively, the “Stores”), by means of a promotional, store closing or similar sale (the “Store Closing Sale”), (b) selling the FF&E located at the Stores (the “FF&E Sale”), and (c) selling, assigning, terminating or otherwise mitigating Merchant’s damages with respect to, the leases (each, a “Lease” and, collectively, the “Leases”) of the properties listed on Exhibit 1C attached hereto (each, a “Leased Property” and, collectively, the “Leased Properties”) (collectively with the Store Closing Sale and the FF&E Sale, the “Comprehensive Sale”).
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agent and the Merchant hereby agree as follows:
     Section 1. Defined Terms. All capitalized terms used herein shall have the meanings ascribed to them in this Agreement:

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. A series of three asterisks within brackets denotes omissions.

     Section 2. Appointment of Agent. The Merchant hereby appoints the Agent, and the Agent hereby agrees to serve, as the Merchant’s exclusive agent for the limited purpose of conducting the Comprehensive Sale in accordance with the terms and conditions of this Agreement.
     Section 3. Consideration to Merchant and Agent for Store Closing Sale.
          3.1 Payment(s) to Merchant.
           (a) (i) As a guaranty of Agent’s performance hereunder, Merchant shall receive from Agent the sum of 77% of the aggregate Cost Price of the Merchandise, except for Transfer Merchandise and Warehouse Merchandise received at the Stores on and after the Cutoff Date, as to which such percentage shall be the product of 77% times the complement of the then prevailing Store Closing Sale discount at the time of the receipt of such Merchandise at the Stores (the “Guaranteed Amount”). The “Cutoff Date” shall mean twenty-one (21) days after the Sale Commencement Date, provided that, the aggregate Cost Price of Transfer Merchandise, On-Order Merchandise, and Warehouse Merchandise received at the Stores between the 14th and 21st day after the Sale Commencement Date shall not exceed $1,000,000. In addition, Agent guarantees that Proceeds shall be no less than the sum of the Guaranteed Amount and Expenses hereunder.
               (ii) To the extent that Proceeds exceed the sum of the Guaranteed Amount, plus all Expenses, plus the Agent’s Fee (“Sharing Threshold”), Merchant shall receive from Agent 50% of such excess Proceeds (the “Recovery Amount”).
               (iii) Agent shall pay to Merchant the Guaranteed Amount and the Recovery Amount, if any, in the manner and at the times specified in Section 3.3 below. The Guaranteed Amount, the Recovery Amount and the Agent’s Fee will be calculated based upon (A) the aggregate Cost Price of items of Merchandise established in accordance with Section 5.1 hereof and (B) reconciliation by Merchant and Agent of Transfer Merchandise and Warehouse Merchandise received at the Stores in the manner provided herein.
          (b) The Guaranteed Amount and Recovery Amount have been calculated and agreed upon based upon Merchant’s representation that (i) the aggregate Cost Price of the Merchandise in the Stores on the Sale Commencement Date will not be more than 20.8 million (the “Merchandise Ceiling”) and (ii) all such Merchandise will conform to Merchant’s representations and warranties contained herein, and that no representations, warranties or covenants of Merchant hereunder have been breached. Merchant and Agent agree that in the event that the Cost Price of Merchandise is more than the Merchandise Ceiling, then the percentage on which the Guaranteed Amount is based shall be reduced as provided in Exhibit 3.1 attached hereto.
          3.2 Compensation to Agent. Agent shall receive as its base compensation for services rendered to Merchant in connection with the Store Closing Sale, excess Proceeds of the Store Closing Sale after payment of the Guaranteed Amount and all Expenses, in an amount up to 7.3% of the aggregate Cost Price of the Merchandise (the “Agent’s Fee”). In addition, following payment of the Guaranteed Amount, all Expenses and the Agent’s Fee, if any, Agent shall receive and/or retain 50% of any excess Proceeds of the Store Closing Sale above the Sharing Threshold (“Agent’s Additional Fee”).
     Provided that no Event of Default has occurred and continues to exist on the part of the Agent, all Merchandise remaining at the conclusion of the Store Closing Sale shall become the property of Agent, free and clear of all liens, claims and encumbrances of any kind or nature; provided, however, that Agent shall use commercially reasonable efforts to sell all Merchandise to the piece by the conclusion of the Store Closing Sale.

          3.3 Time of Payments. Immediately following the weekly Store Closing Sale reconciliation by Merchant and Agent pursuant to Section 8.8 below, until the Guaranteed Amount has been paid in full, Merchant shall retain the Proceeds from sales of Merchandise during the prior week (i.e., Sunday through Saturday) less the Expenses incurred during such week (the “Weekly Net Proceeds”), which Weekly Net Proceeds shall be applied to and credited against the Guaranteed Amount. After the amount of Weekly Net Proceeds applied and credited against the Guaranteed Amount equals the Guaranteed Amount, all Weekly Net Proceeds collected by Merchant shall be paid by Merchant to Agent. Any Expenses incurred directly by Agent shall be paid by Merchant to Agent by wire transfer of immediately available funds on such weekly basis.
     The Guaranteed Amount attributable to Transfer Merchandise, Warehouse Merchandise and Returned Merchandise received at the Stores after the Cutoff Date shall be reconciled on a weekly basis for all such items received during the prior week (i.e., Sunday through Saturday). Any such payment shall be made immediately following the weekly Store Closing Sale reconciliation by Merchant and Agent pursuant to Section 8.8 below.
     Within ten (10) days after completion by Merchant and Agent of the final Store Closing Sale reconciliation pursuant to Section 8.8 below, Agent shall pay to Merchant any unpaid portion of the Guaranteed Amount and the Recovery Amount due hereunder, if any.
     All payments by Merchant to Agent or Agent to Merchant hereunder shall be by wire transfer of immediately available funds; provided, however, Merchant agrees that any amounts due by Agent to Merchant pursuant to this Section 3 may in Agent’s discretion be offset by the amount of Proceeds which have not, as of the applicable date of payment by Agent to Merchant, been transferred by Merchant to Agent.

          3.4 Agent Letter of Credit. To secure payment of the Guaranteed Amount, Expenses, and any other amounts due from Agent to Merchant hereunder, Agent shall deliver to Merchant an irrevocable standby letter of credit in the original face amount of $5,000,000 naming Merchant as beneficiary, substantially in the form of Exhibit 3.4 attached hereto (the “Agent Letter of Credit”). Agent shall use its best efforts to cause the Agent Letter of Credit to be delivered no later than two (2) business days following the Sale Commencement Date. The Agent Letter of Credit shall be issued by a bank selected by Agent and reasonably acceptable to Merchant, and shall contain terms, provisions and conditions mutually acceptable to Agent and Merchant. In the event that Agent shall fail to pay to Merchant any amount required to be paid hereunder, Merchant shall be entitled to draw on the Agent Letter of Credit to fund such amount following five (5) days’ written notice to Agent of Merchant’s intention to do so, provided that no material default or Event of Default has then occurred on the part of the Merchant hereunder and is continuing. The Agent Letter of Credit shall expire on June 30, 2008, provided that in the event that Agent shall have paid to Merchant the Guaranteed Amount prior to such date, Merchant agrees to surrender the original Agent Letter of Credit to the issuer thereof together with written notification that the Agent Letter of Credit may be terminated. Merchant and Agent agree that the face amount of the Agent Letter of Credit may be reduced from time to time after payment of amounts due hereunder upon mutual agreement of Agent and Merchant in good faith.
          3.5 Merchant Letter of Credit. To secure payment of the Agent’s Fee, Agent’s Additional Fee, Expenses paid by Agent and any other amounts due from Merchant to Agent hereunder, including, without limitation, amounts paid by Agent or required to be paid to Agent under Section 17 hereof, Merchant shall deliver to Agent an irrevocable standby letter of credit in the original face amount of $3,000,000 naming Agent as beneficiary, substantially in the form of Exhibit 3.5 attached hereto (the “Merchant Letter of Credit”). Merchant shall use its best efforts to cause the Merchant Letter of Credit to be delivered no later than two (2) business days following the Sale Commencement Date. The Merchant Letter of Credit shall be issued by a bank selected by Merchant and reasonably acceptable to Agent, and shall contain terms, provisions and conditions mutually acceptable to Agent and Merchant. In the event that Merchant shall fail to pay to Agent any amount required to be paid hereunder, Agent shall be entitled to draw on the Merchant Letter of Credit to fund such amount following five (5) days’ written notice to Merchant of Agent’s intention to do so, provided that no material default or Event of Default has then occurred on the part of the Agent hereunder. On the day that is five (5) days after the final reconciliation of the Store Closing Sale pursuant to Section 8.8 hereof, but in no event later than June 30, 2008, the face amount of the Merchant Letter of Credit shall be reduced to $1,000,000, provided, that, as of such date, the Agent’s Fee, Agent’s Additional Fee, and the Expenses have been paid to or escrowed on behalf of Agent. The Merchant Letter of Credit shall expire on January 31, 2009, provided that in the event that the final reconciliation of the Store Closing Sale pursuant to Section 8.8 hereof shall have been completed and all amounts paid by Agent or required to be paid to Agent under Section 17 hereof shall have been paid prior to such date, Agent agrees to surrender the original Merchant Letter of Credit to the issuer thereof together with written notification that the Merchant Letter of Credit may be terminated.
     Section 4. Expenses of the Store Closing Sale.
          4.1 Expenses. Agent shall be solely responsible for all Expenses incurred in conducting the Store Closing Sale; provided, however, that Expenses shall be paid by

Merchant as provided in Section 3.3 hereof. Notwithstanding the foregoing, Agent shall be responsible for all Expenses, even if Proceeds are insufficient. To the extent the incurrence of any Expense is discretionary, Agent shall consult with Merchant with respect to the amount and type of such Expense utilized during the Sale Term. Agent shall provide an accounting to Merchant of all Expenses from time to time upon Merchant’s request during the Sale Term and as part of the final reconciliation. As used herein, “Expenses” shall mean Store-level operating expenses of the Store Closing Sale that arise during the Sale Term at the Stores limited to the following:
          (a) base payroll and commissions for Retained Employees for actual days/hours worked during the Sale Term;
          (b) amounts actually payable in respect of FICA, unemployment taxes, worker’s compensation and health care insurance benefits for Retained Employees (excluding vacation days or vacation pay, sick days or sick leave, maternity leave or other leaves of absence, termination or severance pay, union dues, pension benefits, ERISA coverage and similar contributions), in an amount not to exceed 22% of base payroll (exclusive of Retention Bonuses) for the Retained Employees in the aggregate (the “Benefits Cap”);
          (c) Agent’s commercially reasonable supervision fees and expenses (including, without limitation, travel costs and bonuses);
          (d) advertising and signage expenses (at Agent’s actual documented cost);
          (e) long distance telephone expenses incurred in the conduct of the Store Closing Sale;

          (f) credit card and bank card fees and discounts (at Merchant’s actual costs), chargebacks and costs of returned checks;
          (g) costs of security personnel in the Stores and for armored car service;
          (h) a pro-rata portion of Merchant’s casualty insurance premiums attributable to the Merchandise;
          (i) costs of transfers of Merchandise during the Sale Term between the Stores, excluding any cost associated with transferring Transfer Merchandise, On-Order Merchandise and Warehouse Merchandise to the Stores;
          (j) Retention Bonuses as described in Section 9.4 below;
          (k) Agent’s documented letter of credit fees for the Agent Letter of Credit;
          (l) Agent’s reasonable legal fees and expenses and other transaction reasonable costs, including, without limitation, Agent’s out-of-pocket costs, such as travel and other incidental costs incurred by Agent in connection with performance of the transactions contemplated hereby and in accordance with Merchant’s Travel Policy, which shall be provided to Agent;
          (m) costs and expenses of additional Supplies as provided in Section 8.4;
          (n) Occupancy Expenses, limited on a per diem per Store basis and limited to those amounts and categories as described in Exhibit 4.1 attached hereto;
          (o) Actual costs incurred by Agent of obtaining all permits, licenses, consents and approvals required under Section 10(a) hereof;

          (p) the costs and expenses of providing such additional services that the Agent in its reasonable discretion deems appropriate; and
          (q) 50% of the fees and costs of the inventory taking service to conduct the Inventory Taking.
     “Expenses” shall not include: (i) Excluded Benefits; (ii) any rent or occupancy expenses related to the Stores other than Occupancy Expenses; (iii) Central Service Expenses; (iv) any rent, occupancy and other expenses relating to the Warehouse or for the transfer of Transfer Merchandise, On-Order Merchandise or Warehouse Merchandise to the Stores; (v) any costs, expenses and liabilities that would otherwise constitute “Expenses” hereunder but that were not disclosed to Agent prior to the date of this Agreement and (vi) except for costs, expenses or liabilities subject to bona fide disputes, any other costs, expenses or liabilities payable by Merchant, all of which shall be paid by Merchant promptly when due for and during the Sale Term. Notwithstanding anything herein to the contrary, to the extent that any Expense listed in Section 4.1 is also included on Exhibit 4.1, then Exhibit 4.1 shall control and such Expense shall not be double counted.
     As used herein, the following terms have the following respective meanings:
          “Central Service Expenses” means costs and expenses for Merchant’s central administrative services necessary for the Store Closing Sale, including, but not limited to, sales audit, MIS services, POS systems, payroll processing, cash reconciliation, inventory processing and handling and data processing and reporting.
          “Excluded Benefits” means (i) vacation days or vacation pay, sick days or sick leave, maternity leave or other leaves of absence, termination or severance pay, union dues,

pension benefits, ERISA coverage and similar contributions and (ii) payroll taxes, worker’s compensation and health insurance benefits in excess of the Benefits Cap.
          “Occupancy Expenses” means base rent, percentage rent, HVAC, utilities, CAM, real estate and use taxes, merchant’s association dues, merchant’s marketing and promotional funds, merchant’s sprinkler fees and building insurance relating to the Stores, limited on a per diem, per Store basis and limited to those amounts and categories as described on Exhibit 4.1 attached hereto.
          4.2 Payment of Expenses. All Expenses incurred during each week of the Store Closing Sale (i.e., Sunday through Saturday) shall be paid by Merchant out of Proceeds as provided in Section 3.3 above, immediately following the weekly Store Closing Sale reconciliation by Merchant and Agent pursuant to Section 8.8 below, based upon invoices and other documentation reasonably satisfactory to Agent and Merchant.
     Section 5. Inventory Valuation; Merchandise.
          5.1 Inventory Taking
     Merchant and Agent shall cause to be taken a SKU or “scan” price inventory of the Merchandise and an audit of the Ticketed Price of the Merchandise (the “Inventory Taking”) commencing at the close of business at each of the Stores on a date mutually agreed upon by Agent and Merchant (the date of the Inventory Taking at each Store being the “Inventory Date” for such Store). Merchant and Agent shall jointly employ RGIS, WIS or another mutually acceptable inventory taking service to conduct the Inventory Taking. Agent shall be responsible for 50% of the costs and fees of the inventory taking service as an Expense hereunder, and the balance of such costs and fees shall be paid by Merchant, provided, however, that Merchant shall not be responsible for out-of-pocket costs (which costs shall be treated as an Expense hereunder)

incurred by Agent in connection with the presence of Agent’s employees or representatives at the Inventory Taking. Except as provided in the immediately preceding sentence, Merchant and Agent shall bear their respective costs and expenses relative to the Inventory Taking. Merchant and Agent shall each have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the inventory taking service. Merchant agrees that during the conduct of the Inventory Taking at each Store such Store shall be closed to the public and no sales or other transactions shall be conducted. The procedures to be used in the conduct of the Inventory Taking and its verifications are set forth on Exhibit 5.1 attached hereto. In order to facilitate the Inventory Taking, Merchant agrees to make its SKU data files and related computer hardware and software available to Agent and the inventory taking service commencing prior to the Inventory Date. In connection with the Inventory Taking, but prior to the final verification thereof, Agent and Merchant shall perform an audit of the Ticketed Price by comparing a sample of SKU selling prices of items of Merchandise ascertained from the Inventory Taking with the actual prices at which such items of Merchandise were offered to the public at the Stores as of the Inventory Date. The procedures for this audit shall be agreed upon between Merchant and Agent in good faith. If the SKU selling price is greater than the actual price at which items of Merchandise were offered to the public as of the Inventory Date, Merchant and Agent shall agree on an adjustment to the Cost Price to account for such discrepancy in good faith.
          5.2 In the event that the Store Closing Sale commences at any Store prior to the completion of the Inventory Taking at such Store, then for the period from the Sale Commencement Date for such Store until the Inventory Date for such Store, Agent and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes (“Gross

Rings”) and (ii) cash reports of sales within such Store. Register receipts shall show for each item sold, the SKU and price paid for such item in connection with such sale. All such records and reports, including the master inventory file, shall be made available to Agent and Merchant during regular business hours upon reasonable notice. Merchant and Agent will reconcile each item of Merchandise reflected in the Gross Rings against the master inventory file of Merchant as of the Sale Commencement Date to establish the unadjusted Retail Price, Ticketed Price and Cost Price of such item of Merchandise. The unadjusted Retail Price, Ticketed Price, and Cost Price determined in accordance with the above, will each be adjusted (i) to account for shrinkage by multiplying them by 101.3% and (ii) to address Defective Merchandise by a process to be agreed to by Merchant and Agent..
          5.3 Merchandise Subject to this Agreement. (a) For purposes of this Agreement, “Merchandise” shall mean all: (i) first quality finished goods inventory that is located at the Stores as of the Sale Commencement Date saleable in the ordinary course of business; (ii) Repair and Special Order Merchandise that is not picked up by customers prior to the Cutoff Date; (iii) Transfer Merchandise; (iv) Warehouse Merchandise; and (v) On-Order Merchandise. Notwithstanding the foregoing, “Merchandise” shall not include: (1) Defective Merchandise; (2) goods that belong to third party sublessees, licensees or concessionaires of Merchant other than Merchant; (3) goods held by Merchant on memo, on consignment or as bailee for a third party other than Merchant; (4) furnishings, trade fixtures, equipment and improvements to real property which are located in the Stores or the Warehouse (collectively, “FF&E”); (5) Transfer Merchandise, On-Order Merchandise and Warehouse Merchandise received at any Store after the Cutoff Date, unless Agent in its discretion elects to include such goods in Merchandise; (6) goods so damaged that they are not saleable in the ordinary course of business at any price; (7) Returned Defective Merchandise; and (8) Repair and Special Order Merchandise picked up by customers prior the Cutoff Date.
          (b) As used in this Agreement, the following terms have the respective meanings set forth below:
          “Defective Merchandise” means any item of Merchandise that is agreed upon and identified by Agent and Merchant as defective or otherwise not saleable in the ordinary course because it is dented, worn, scratched, broken, faded, torn, mismatched or affected by other similar defects rendering it not first quality, but that is not so damaged that it is not saleable in the ordinary course of business at any price. Sample merchandise and merchandise on display shall not per se be deemed to be Defective Merchandise so long as (x) the original packaging (including warranty information, if any warranty applies, and all supplied accessories) for such Merchandise is intact and available if needed to make the item saleable in the ordinary course, and (y) such Merchandise remains subject to its original warranty, if applicable.
          “Repair and Special Order Merchandise” means all items of Merchandise held at the Stores for repair, or customer-specific special orders for goods, in each case where (i) the documentation is clear as to the name, address, telephone number, date of last payment and balance due from the customer, and (ii) the goods subject to repair or special order are properly identified, segregated and in a condition as described in the documentation.
          “Transfer Merchandise” means first quality seasonal store Merchandise, outlet distribution center Merchandise, and closing store Merchandise (i) received at the Stores no later than the Cutoff Date, (ii) ticketed at Merchant’s expense and in accordance with Merchant’s historic ticketing practices upon delivery to the Warehouse or the Stores, and (iii) set forth on Exhibit 5.2(b) attached hereto. The Cost Price for Transfer Merchandise received at the

Stores on or after Cutoff Date shall be reduced by a number equal to the Cost Price multiplied by the complement of the prevailing discount at the Store on the day on which such Transfer Merchandise is received by such Store.
          “Warehouse Merchandise” means first-quality, in season goods located at Merchant’s warehouse in Minneapolis, Minnesota (the “Warehouse”) on the Sale Commencement Date and which (i) at Merchant’s cost (including, without limitation, costs of labor, freight and supplies) are transferred to the Stores from the Warehouse on or before the Cutoff Date, (ii) are ticketed by Merchant at its expense and in accordance with Merchant’s historic ticketing practices prior to or upon delivery to the Stores, (iii) are consistent as to type, quality and assortment as Merchandise presently located at the Stores, and (iv) are set forth on Exhibit 5.2(b) attached hereto. The Cost Price for Warehouse Merchandise received at the Stores on or after Cutoff Date shall be reduced by a number equal to the Cost Price multiplied by the complement of the prevailing discount at the Store on the day on which such Warehouse Merchandise is received by such Store.
          “On-Order Merchandise” means first-quality, in season goods, ordered by Merchant for sale in the Stores in the ordinary course of business prior to the Sale Commencement Date and listed on Exhibit 5.2(b), but that have not been received at the Stores by the Cutoff Date. The Cost Price for On Order Merchandise received at the Stores on or after Cutoff Date shall be reduced by a number equal to the Cost Price multiplied by the complement of the prevailing discount at the Store on the day on which such On Order Merchandise is received by such Store.

          5.4 Valuation.
          (a) For purposes of this Agreement, “Retail Price” shall mean, with respect to each item of Merchandise, the file price of such item identified as “Retail” on Merchant’s books and records as provided during the due diligence period.
          (b) For purposes of this Agreement, “Cost Price” shall mean, with respect to each item of Merchandise, the current weighted average cost for such item reflected in any of Merchant’s books and records.
          (c) For purposes of this Agreement, “Ticketed Price” shall mean the lowest ticketed or marked price set forth on each item of Merchandise identified as “Ticket” on Merchant’s books and records as provided during the due diligence period.
     The Ticketed Price, Retail Price and the Cost Price of any item of Merchandise shall exclude all Sales Taxes, and Merchant represents that (a) the ticketed prices of all items of Merchandise do not and shall not include any Sales Taxes and (b) all registers located at the Stores are programmed to correctly compute all Sales Taxes required to be paid by the customer under applicable law. If an item of Merchandise has more than one Ticketed Price or Retail Price, as applicable, or if multiple items of the same SKU are marked at different prices, the lowest Retail Price on any such item shall prevail for such item or for all such items within the same SKU, as the case may be, unless it is clear that the lowest Ticketed Price or Retail Price, as applicable, was mismarked.
          5.5 Excluded Goods. Merchant shall retain all responsibility for any goods not included as “Merchandise” hereunder. Defective Merchandise will be segregated and transferred out of the Stores at Merchant’s sole cost and expense. Agent shall have no cost, expense or responsibility in connection with any goods not included in Merchandise.
     Section 6. Store Closing Sale Term.
          6.1 Term. Subject to satisfaction of the conditions precedent set forth in Section 10 hereof, the Store Closing Sale shall commence at each Store on February 15, 2008 (such date with respect to each Store being the “Sale Commencement Date”). The Agent shall complete the Store Closing Sale at each Store no later than May 31, 2008, unless the Store Closing Sale is extended pursuant to Section 8.10 hereof or by mutual written agreement of Agent and Merchant (the “Sale Termination Date;” the period from the Sale Commencement Date to the Sale Termination Date as to each Store being the “Sale Term”). The Agent may, in its discretion, terminate the Store Closing Sale at any Store or Stores at any time or from time to time within the Sale Term (a) upon the occurrence of an Event of Default by Merchant that continues beyond any applicable period for cure or (b) upon not less than ten (10) days’ prior written notice to Merchant.
          6.2 Vacating the Stores. At the conclusion of the Store Closing Sale, Agent agrees to leave the Stores in “broom clean” condition, ordinary wear and tear excepted, except for remaining Supplies and unsold items of FF&E.
          6.3 Intentionally Omitted..
     Section 7. Store Closing Sale Proceeds.
          7.1 Proceeds. For purposes of this Agreement, “Proceeds” shall mean the aggregate of: (a) the total amount (in dollars) of all sales of Merchandise made under this

Agreement, exclusive of (i) Sales Taxes and (ii) returns, allowances and customer credits and (b) all proceeds of Merchant’s insurance for loss or damage to Merchandise or loss of Store cash arising from events occurring during the Sale Term.
          7.2 Deposit of Proceeds. All cash Proceeds shall be deposited in existing accounts of Merchant (such accounts, the “Agency Accounts”). Merchant and its lender, General Electric Capital Corporation (“GECC”) shall exercise sole signatory authority and control with respect to the Agency Accounts. Proceeds collected in the Agency Accounts shall be reconciled weekly in accordance with Section 8.8 hereof and, immediately after such reconciliation, Merchant shall pay to Agent any amounts due under Section 3.3 hereof. After payment of the Guaranteed Amount, (a) Agent shall have the right (but not the obligation) to open new accounts for which Agent shall exercise sole signatory authority into which all cash Proceeds of the Store Closing Sale shall be deposited, and (b) to the extent that Agent shall elect to continue to use the Agency Accounts, (i) all Proceeds deposited in such accounts will constitute the property of Agent and shall be held in trust by Merchant for Agent, and (ii) commencing on the first business day following the date upon which the Guaranteed Amount is paid in full, and on each business day thereafter, Merchant shall pay to Agent by wire funds transfer all collected funds constituting Proceeds deposited in such accounts. At any time during the Sale Term, upon request by Agent, Merchant shall deliver to Agent documentation reflecting the deposit and wire transfers of such Proceeds. Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all bank fees and charges, including wire transfer charges, related to the Agency Accounts, whether received during or after the Sale Term.
          7.3 Credit Card Proceeds. Prior to the payment of the Guaranteed Amount, Agent shall use Merchant’s credit card facilities (including Merchant’s credit card terminals and processor(s), credit card processor coding, merchant identification number(s) and existing bank accounts) for credit card Proceeds. Merchant shall continue to process credit card transactions applying customary practices and procedures. Without limiting the foregoing, Merchant shall cooperate with Agent to down-load data from all credit card terminals each day during the Sale Term and to effect settlement with Merchant’s credit card processor(s), and shall take such other actions necessary to process credit card transactions under Merchant’s merchant identification number(s). Prior to payment in full of the Guaranteed Amount, Merchant and Agent shall reconcile credit card Proceeds weekly as provided in Section 8.8 of this Agreement. After payment in full of the Guaranteed Amount, (a) all credit card Proceeds will constitute the property of the Agent and shall be held by Merchant in trust for Agent and (b) Merchant shall deposit all credit card Proceeds into a designated account and shall transfer such Proceeds to Agent daily (on the date received by Merchant if received prior to 12:00 noon, or otherwise within one business day) by wire transfer of immediately available funds. In addition, after payment in full of the Guaranteed Amount, at Agent’s request, Merchant shall cooperate with Agent to establish merchant identification numbers under Agent’s name to enable Agent to process all credit card Proceeds for Agent’s account. Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all credit card fees, charges and chargebacks related to the Store Closing Sale, whether received during or after the Sale Term; provided, however, the Merchant shall inform Agent of any chargebacks as promptly as practicable.
     Section 8. Conduct of the Store Closing Sale.
          8.1 Rights of Agent. Subject to the terms of all leases, reciprocal easement agreements and other similar agreements relating to the occupancy of the Stores and/or the Warehouse (collectively, “Occupancy Agreements”), Agent shall be permitted to conduct the

Store Closing Sale as a “store closing” or similar sale throughout the Sale Term; provided, however, that notwithstanding anything set forth in any Occupancy Agreement, Agent shall attempt to conduct the Store Closing Sale as a “store closing” or similar sale throughout the Sale Term,; provided further, in no event shall Agent be precluded from using the “Everything Must Go” handle during the Sale Term with industry standard signage reflecting such message. To the extent that Agent is precluded from using the “Everything Must Go” handle during the Sale Term, Agent and Merchant shall mutually agree on a remedy to address such a situation. Merchant shall use its best efforts to assist Agent in connection with implementing the Store Closing Sale as contemplated by this Agreement. Agent shall conduct the Comprehensive Sale in the name of and on behalf of Merchant in a commercially reasonable manner and in compliance with (i) the terms of this Agreement and (ii) provisions of applicable laws, regulations and ordinances. In addition to any other rights granted to Agent hereunder, in conducting the Store Closing Sale, Agent, in the exercise of its sole discretion, shall have the right, subject to the immediately preceding sentence:
          (a) to establish and implement advertising, signage and promotion programs consistent with the “store closing” theme (including, without limitation, by means of media advertising, banners, A-frame and similar interior and exterior signs and use of sign walkers), provided, that Agent shall not use the term “going out of business” in any signage and, subject to the preamble to this Section, be responsive to Merchant’s reasonable requests regarding alteration or modification of any signage;
          (b) to establish Store Closing Sale prices and Store hours;
          (c) to use without charge during the Sale Term all FF&E, advertising materials, bank accounts, Store-level customer lists and mailing lists, computer hardware and software, Supplies, intangible assets (including Merchant’s name, logo and tax identification numbers), Store keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Stores and any other assets of Merchant located at the Stores or the Warehouse (whether owned, leased or licensed); and
          (d) to have the benefit of, without charge, (i) Merchant’s central office facilities, POS systems, central and administrative services and personnel to process payroll, perform MIS services, sales audit and cash reconciliation and provide other central office services, necessary for the Comprehensive Sale and (ii) one office located at Merchant’s central office facility.
          8.2 Terms of Sales to Customers. All sales of Merchandise will be “final sales” and “as is,” and all advertisements and sales receipts will reflect the same. In addition, Agent shall indicate on any Merchandise sold that such sale is “final,” “as is,” and shall be marked in such a way as to prevent consumers from returning the goods at other of Merchant’s stores. Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturer’s warranties to customers. All sales will be made only (a) for cash, or (b) by bank credit cards currently accepted by Merchant. Agent shall accept Merchant gift certificates/gift cards, Store credits, and other promotional items providing the customer with an additional discount on Store Merchandise that have been issued by Merchant prior to the Sale Commencement Date, provided that Merchant agrees to reimburse Agent in cash for the face amount of any such items within five (5) days after Agent’s request therefor.
          8.3 Sales Taxes. During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise and collected by Agent on behalf of Merchant at the time of sale. The Agent shall draw checks on the Agency Accounts payable to the applicable taxing authorities in the amount so collected, which shall be delivered together with accompanying schedules to Merchant on a timely basis for payment of taxes when due. Merchant shall promptly pay all Sales Taxes and file all applicable reports and documents required by the applicable taxing authorities. Merchant will be given access to the computation of gross receipts for verification of all such tax collections.
          8.4 Supplies. Agent shall have the right to use, without charge, all existing supplies located at the Stores and the Warehouse, including, without limitation, boxes, bags, paper, twine and similar sales materials (collectively, “Supplies”). In the event that additional Supplies are required in any of the Stores during the Store Closing Sale, Merchant agrees promptly to provide the same to Agent, if available, for which Agent shall reimburse Merchant at Merchant’s cost therefor. Merchant does not warrant that the existing Supplies in the Stores as of the Sale Commencement Date are adequate for the purposes of the Store Closing Sale. Supplies have not been since January 1, 2008, and shall not be prior to the Sale Commencement Date, transferred by Merchant between or among the Stores and/or the Warehouse, so as to alter the mix or quantity of Supplies at the Stores from that existing on such date, other than in the ordinary course of business.
          8.5 Returns of Merchandise. During the Sale Term, the Agent shall accept returns only of defective goods sold by Merchant from the Stores prior to the Sale Commencement Date (“Returned Merchandise”), provided such goods are accompanied by the original Store receipt. Merchant shall reimburse Agent in cash for the amount of any store credit or refund given to any customer in respect of Returned Defective Merchandise. Any Returned Defective Merchandise shall be disposed of by Agent in accordance with instructions received from Merchant and at Merchant’s sole cost and expense. Any reimbursements due to Agent as result of Returned Defective Merchandise shall be accounted for and paid by Merchant immediately following the weekly Store Closing Sale reconciliation pursuant to Section 8.8 hereof.
          8.6 Repair and Special Order Merchandise. Promptly after the execution of this Agreement, Merchant shall notify each customer for which Merchant holds Repair and Special Order Merchandise of the Store Closing Sale and request such customers to pick up and pay for the applicable item(s) by the Cutoff Date. Any amounts paid for Repair and Special Order Merchandise on or before the close of business on the Cutoff Date shall be for the sole account of Merchant. Subject to applicable law, any Repair and Special Order Merchandise unclaimed by customers by the Cutoff Date shall be included in Merchandise and the Guaranteed Amount shall be adjusted to account for such items in accordance with this Agreement. Prior to the Cutoff Date, Agent shall administer all Repair and Special Order Merchandise in accordance with the documents and agreements relating thereto, provisions of applicable law and Merchant’s historic policies. In the event that Agent is required to issue refunds to customers in respect of Repair and Special Order Merchandise, Merchant shall reimburse Agent in cash for all such amounts. At the end of the Sale Term, Agent shall transfer responsibility for any remaining items of Layaway, Repair and Special Order Merchandise back to Merchant after appropriate and legally required communications to customers and reconciliation between Agent and Merchant. All payments by Agent and Merchant required under this Section 8.6 shall be made immediately following the weekly Store Closing Sale reconciliation by Agent and Merchant pursuant to Section 8.8 hereof.
     8.7 Compliance with Law. Agent shall comply in the conduct of the Comprehensive Sale with (i) all applicable statutes, rules, regulations and orders of, and applicable restrictions imposed by, governmental authorities, including, without limitation, all so called “going out of business laws” and all laws and regulations relating to treatment of employees and (ii) all of Merchant’s employee rules, regulations, guidelines and policies, which have been provided to Agent in writing and which are listed in Exhibit 8.7 attached hereto. Merchant agrees to cooperate with Agent to facilitate Agent’s obtaining all required permits and otherwise comply with such laws and regulations.
     8.8 Store Closing Sale Reconciliation. On each Wednesday during the Sale Term, commencing on the second Wednesday after the Sale Commencement Date, Agent and Merchant shall cooperate to reconcile sales, Expenses, credit card Proceeds, receipts of Transfer Merchandise, On-Order Merchandise, Warehouse Merchandise and Returned Defective Merchandise at the Stores (including quantities and Cost Price thereof), Gross Rings and such other Store Closing Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e., Sunday through Saturday), all pursuant to procedures agreed upon by Merchant and Agent. Immediately thereafter, Merchant shall pay to Agent all amounts due to Agent pursuant to Section 3.3 hereof. Within thirty (30) days after the end of the Sale Term, Agent and Merchant shall complete a final reconciliation of the Store Closing Sale, the written results of which shall be certified by representatives of each of Merchant and Agent as a final settlement of accounts between Merchant and Agent with respect to the Store Closing Sale.

          8.9 Force Majeure. If any casualty or act of God prevents or substantially inhibits the conduct of business in the ordinary course at any Store, such Store and the Merchandise located at such Store shall, in Agent’s discretion, be eliminated from the Comprehensive Sale and considered to be deleted from this Agreement as of the date of such event (unless Agent and Merchant otherwise agree in writing), and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that (i) the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder and (ii) the Guaranteed Amount shall be reduced to account for any Merchandise eliminated from the Store Closing Sale which is not the subject of insurance proceeds, and Merchant shall reimburse Agent for the amount the Guaranteed Amount is so reduced prior to the end of the Sale Term.
          8.10 Extraordinary Events. If any extraordinary external event occurs that may be reasonably expected to have a material adverse effect upon the Store Closing Sale (e.g., terrorist attack), notwithstanding anything set forth in this Agreement to the contrary, Agent shall have the right, but not the obligation, to extend the Sale Term for any Store (provided, Agent pays all Expenses during such extended Sale Term in accordance with the provisions hereof) and/or to remove Merchandise from the Stores and sell it through other channels (provided, all proceeds of such sales through other channels shall be treated as Proceeds of the Store Closing Sale hereunder).
          8.11 Early Closures. If Agent is unable to operate the Sale for the Sale Term due to lease expirations for the Stores set forth on Exhibit 8.11 or if Agent is unable to operate the Sale for the Sale Term at any Store due to an action by a landlord, such Store and the

Merchandise located at such Store shall, in Agent’s discretion, be eliminated from the Comprehensive Sale and considered to be deleted from this Agreement as of the date of such lease expiration or order precluding the Sale (unless Agent and Merchant otherwise agree in writing), and Agent shall have no further rights or obligations hereunder with respect thereto, provided, however, that Agent will use commercially reasonable efforts to remain in the Store premises for the Sale Term, provided further, in the event that 66% of the Cost Price of the Merchandise located at such Store as of the Cutoff Date has been sold by the date of such lease expiration or order precluding the Sale, Agent shall have the right, but not the obligation, to remove Merchandise from the Store and sell it through other Stores (provided, all proceeds of such sales through other Stores shall be treated as Proceeds of the Store Closing Sale hereunder) and/or to extend the Sale Term for any other Store (provided, Agent pays all Expenses during such extended Sale Term in accordance with the provisions hereof and such extension does not extend beyond the Sale Termination Date).
     Section 9. Employee Matters.
          9.1 Merchant’s Employees. Agent may use Merchant’s employees in the conduct of the Comprehensive Sale to the extent Agent in its sole discretion deems expedient, and Agent may select and schedule the number and type of Merchant’s employees required for the Comprehensive Sale. Agent shall identify any such employees to be used in connection with the Comprehensive Sale (each such employee, a “Retained Employee”) prior to the Sale Commencement Date; provided, however, that Agent acknowledges that all Store-level employees shall be Retained Employees. Retained Employees shall at all times remain employees of Merchant, and shall not be considered or deemed to be employees of Agent. Merchant and Agent agree that except to the extent that wages and benefits of Retained

Employees constitute Expenses hereunder, nothing contained in this Agreement and none of Agent’s actions taken in respect of the Comprehensive Sale shall be deemed to constitute an assumption by Agent of any of Merchant’s obligations relating to any of Merchant’s employees including, without limitation, Excluded Benefits, Worker Adjustment Retraining Notification Act (“WARN Act”) claims and other termination type claims and obligations or any other amounts required to be paid by statute or law; nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees. Merchant shall not, without Agent’s prior written consent, raise the salary or wages or increase the benefits for, or pay any bonuses or make any other extraordinary payments to, any of its employees on or after the date of this Agreement.
          9.2 Termination of Employees. Agent may in its discretion stop using any Retained Employee at any time during the Comprehensive Sale. In the event of termination of any Retained Employee, Agent will use all reasonable efforts to notify Merchant at least five (5) days prior thereto, except for termination “for cause” (such as dishonesty, fraud or breach of employee duties), in which event no prior notice to Merchant shall be required, provided Agent shall notify Merchant as soon as practicable after such termination. From and after the date of this Agreement, Merchant shall not transfer or dismiss employees of the Stores outside the ordinary course of business without Agent’s prior consent except “for cause”. Without limiting the foregoing, Merchant has not distributed, and shall not distribute, any notice to its employees under the WARN Act without Agent’s prior written consent.
          9.3 Payroll Matters. During the Sale Term, Merchant shall process the base payroll for all Retained Employees. On Wednesday of each week a payroll is to be paid during the Sale Term, Merchant or Agent, as the case may be, shall transfer from the Agency

Accounts to Merchant’s payroll accounts an amount equal to the base payroll for Retained Employees plus related payroll taxes, worker’s compensation and benefits for such week that constitute Expenses hereunder.
          9.4 Employee Retention Bonuses. In Agent’s sole discretion, Proceeds may be used to pay, as an Expense, retention bonuses (“Retention Bonuses”) (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable) to Retained Employees who do not voluntarily leave employment and are not terminated “for cause.” Such Retention Bonuses shall be processed through Merchant’s payroll system.
     Section 10. Conditions Precedent. The willingness of Agent to enter into the transactions contemplated under this Agreement are directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by Agent:
          (a) Prior to the Sale Commencement Date, Agent shall have made or initiated all required filings and registrations and shall obtain all permits, licenses, consents, authorizations and approvals required under applicable laws, rules, regulations and court or administrative orders for Merchant to execute and deliver this Agreement and to consummate the Comprehensive Sale; provided that Merchant agrees to cooperate fully with Agent in obtaining such permits, licenses, consents, authorizations and approvals.
          (b) All representations and warranties of Merchant hereunder shall be true and correct in all material respects and no Event of Default by Merchant shall have occurred at and as of the date hereof and as of the Sale Commencement Date.
          (c) Prior to the Sale Commencement Date, Merchant shall have provided Agent reasonable access to all pricing and cost files, computer hardware, software and data files, inter-Store transfer logs, markdown schedules, invoices, style runs and all other documents relative to the price, mix and quantities of inventory located at the Stores.
          (d) Agent shall have had the opportunity to inspect the Stores, the Warehouse and the inventory preceding the Sale Commencement Date.
     Section 11. Representations, Warranties and Covenants.
          11.1 Merchant Representations, Warranties and Covenants. Merchant hereby represents, warrants and covenants in favor of Agent as follows:
          (a) Each of the entities of which Merchant is jointly and severally composed: (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and (iii) is, and until the end of the Marketing Period with respect to all of the Leases will continue to be, duly authorized and qualified as a foreign corporation to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.
          (b) Each of the entities of which Merchant is jointly and severally composed has the right, power and authority to execute and deliver this Agreement and each other document and agreement incorporated herein (collectively, together with this Agreement, the “Agency Documents”) and to perform fully its obligations thereunder. Each of the entities of which Merchant is jointly and severally composed has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required for any of them to enter into and deliver the Agency Documents, to perform its obligations thereunder and to consummate the Comprehensive Sale. Each of the Agency Documents has been duly executed and delivered by each of the entities of which

Merchant is jointly and severally composed and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms. No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for the Merchant’s consummation of, the transactions contemplated by this Agreement, and no consent of any third party that will not be obtained prior to the Sale Commencement Date is required therefor except for consents under the Occupancy Agreements. Subject to Merchant’s obtaining the consent of GECC, no contract or other agreement to which the Merchant is a party or by which the Merchant is otherwise bound will prevent or impair the consummation of the Comprehensive Sale and the transactions contemplated by this Agreement.
          (c) From January 1, 2008 through the Sale Commencement Date, the Merchant has operated and will operate the Stores in the ordinary course of business consistent with historical operations. Without limiting the foregoing, from January 1, 2008 through the Sale Commencement Date (unless otherwise agreed by Agent), (i) Merchant has not conducted and will not conduct any promotions or advertised sales at the Stores except promotions and sales in the ordinary course of business consistent with historic promotions and sales for comparable periods last year, all as described in Exhibit 11.1(c) attached hereto, (ii) Merchant has continued and will continue to replenish the Stores with new Merchandise in a manner consistent with historic practices and (iii) all rack jobbers and service vendors have continued and will continue to service the Stores in the ordinary course; provided, however, that Agent acknowledges that Merchant will transfer the Warehouse Merchandise and Transfer Merchandise to the Stores in accordance herewith.

          (d) Merchant owns and will own at all times during the Sale Term, good and marketable title to all of the inventory at the Stores and the Warehouse and all inventory on order by the Merchant, including, without limitation, the Merchandise free and clear of all liens, claims and encumbrances of any nature except liens granted to GECC. Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other charge or encumbrance upon or with respect to any of the Merchandise or the Proceeds except for the lien in favor of GECC.
          (e) Merchant has maintained its pricing files in the ordinary course of business, and prices charged to the public for goods (whether in-Store, by advertisement or otherwise) are the same in all material respects as set forth in such pricing files for the periods indicated therein, except for the promotions and sales described in Section 11.1(c). All pricing files and records since January 1, 2008 relative to the Merchandise have been made available to Agent and are listed in Exhibit 11.1(e). All such pricing files, including, but not limited to, files related to Cost Price, Retail Price and Ticket Price, and records are true and accurate in all material respects as to the actual cost to Merchant for purchasing the goods referred to therein and as to the selling price to the public for such goods as of the dates and for the periods indicated therein.
          (f) As of the Sale Commencement Date, the levels of goods (as to quantity) and the mix of goods (as to type, category, style, brand and description) at the Stores, the On-Order Merchandise, Warehouse Merchandise and the Transfer Merchandise are in all material respects described in Exhibit 11.1(f) attached hereto. To the extent that the levels of goods (as to quantity) and the mix of goods (as to type, category, style, brand and description) at the Stores as of the Sale Commencement Date are materially different from that described on

Exhibit 11.1(f), the Merchant and Agent shall mutually agree on a downward adjustment to the Cost Price of the Merchandise.
          (g) As of the Sale Commencement Date, all normal course permanent markdowns on inventory located at the Stores will have been taken on a basis consistent with Merchant’s historical practices and policies and consistent with Merchant’s other stores in the comparable mall or outlet channel.
          (h) Merchant has not and will not have from January 1, 2008 through the Sale Commencement Date, marked up or raised the price of any items of Merchandise, or removed or altered any tickets or any indicia of clearance merchandise, except in the ordinary course of business.
          (i) Merchant shall ticket or mark all items of inventory received at the Stores prior to the Sale Commencement Date (including, without limitation, all On-Order Merchandise, Transfer Merchandise and Warehouse Merchandise), in a manner consistent with similar Merchandise located at the Stores and in accordance with Merchant’s historic practices and policies relative to pricing and marking inventory and consistent with Merchant’s other stores in the comparable mall or outlet channel.
          (j) Unless otherwise agreed by Agent and contemplated by Section 5.2(b), Merchant has not and shall not purchase or transfer to or from the Stores any merchandise or goods outside the ordinary course in anticipation of the Store Closing Sale.
          (k) [Intentionally omitted.]
          (l) No action, arbitration, suit, notice or legal, administrative or other proceeding before any court or governmental body has been instituted by or against the Merchant, or has been settled or resolved, or to Merchant’s knowledge, is threatened against or affects Merchant that if adversely determined, would adversely affect the conduct of the Comprehensive Sale.
          (m) Exhibit 11.1(m) attached hereto sets forth (i) historic sales at the Stores for the months ending January 2007 through December 2007 and (ii) the levels and mix of inventories at the Stores during such periods.
          (n) Merchant covenants that from January 1, 2008 through the Sale Commencement Date, it has and will continue to operate the Stores in the ordinary course of business, including, specifically (i) selling inventory during such period at customary prices, (ii) not promoting or advertising any sales or in-store promotions (including POS promotions) to the public (except for Merchant’s historic and customary promotions for all of its locations as set forth in Exhibit 11.1(c) attached hereto), (iii) not returning inventory to vendors and not transferring inventory or supplies between or among Stores and the Warehouse outside the ordinary course of business, except as permitted under Section 8.4 above and except for cancellations of orders of goods by Merchant and (iv) not making any management personnel moves or changes at the Stores outside the ordinary course of business without Agent’s prior written consent (which consent will not be unreasonably withheld).
          (o) To the best of Merchant’s knowledge, all Merchandise is in compliance with all applicable federal, state or local product safety laws, rules and standards.
          (p) As of the date of the Agreement, no event of default or event which with the giving of notice, the passage of time or both has occurred on the part of the Merchant under any Occupancy Agreement that could have a material adverse effect on the Comprehensive Sale. From and after the Sale Commencement Date, except as provided in Section 8.11 and subject to Section 8.1, the Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Stores, the assets currently located at the Stores and the utilities and other services provided at the Stores. Merchant shall maintain in good working order, condition and repair, at its sole expense, all cash registers, heating systems, air conditioning systems, elevators, escalators, Store alarm systems and all other mechanical devices used in the ordinary course of operation of the Stores.
          (q) Subject to Agent’s obligation to fund Expenses hereunder, Merchant has paid and will continue to pay throughout the Sale Term, (i) all self-insured or Merchant funded employee benefit programs for employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs, (ii) all casualty, liability, worker’s compensation and other insurance premiums, (iii) all utilities provided to the Stores and (iv) all applicable taxes. Following the conclusion of the Comprehensive Sale, Merchant shall pay all earned but unused vacation to applicable Retained Employees in the ordinary course in accordance with Merchant’s policies.
          (r) Merchant has not and shall not throughout the Sale Term take any actions the result of which is to materially increase the cost of operating the Comprehensive Sale, including, without limitation, increasing salaries or other amounts payable to employees.
          (s) Except as disclosed on Exhibit 11.1(s) attached hereto, (i) Merchant is not a party to any collective bargaining agreements with its employees, (ii) to the best of Merchant’s knowledge, no labor unions represent Merchant’s employees at the Stores and (iii) to the best of Merchant’s knowledge, there are currently no strikes, work stoppages or other labor disturbances affecting the Stores, Merchant’s central office facilities or the Warehouse.
          (t) As of the date of this Agreement, Merchant is not delinquent in payment of all telephone, utilities, taxes, insurance and advertising liabilities such that any delinquency would detrimentally impact the Comprehensive Sale. Merchant agrees that in the event that Agent receives notice that any such liability is materially overdue or unpaid, or Agent is unable to advertise the Comprehensive Sale with any newspapers, magazines, radio or television stations or other media providers which target or serve the market areas of the Stores or is unable to obtain Merchant’s contract rate with any such provider as a result of the Merchant’s failure to pay its outstanding balances with such providers, Merchant shall immediately pay such applicable balances in full.
          (u) (i) As of the Sale Commencement Date, the aggregate Cost Price of the Merchandise divided by the aggregate Retail Price of the Merchandise (the “Cost Factor”) shall be no greater than 34.5%. In the event the Cost Factor is greater than 34.5%, the Cost Price shall be adjusted as set forth on Exhibit 11.1(u) hereto and (ii) as of the Sale Commencement Date, the aggregate Cost Price of the Merchandise divided by the aggregate Ticketed Price of the Merchandise (the “Ticket Factor”) shall be no greater than 21.3%. In the event the Ticket Factor is greater than 21.3%, the Cost Price shall be adjusted as set forth on Exhibit 11.1(u) hereto. In the event that the representation and warranty set forth in the immediately preceding sentence of this Section 11.1(u) is breached by Merchant with respect to any item of Merchandise, Merchant and Agent shall use reasonable efforts to agree on an adjustment to the Cost Price of such item of Merchandise in good faith during the five (5) day cure period set forth in Section 14 hereof.
          (v) Merchant has provided Agent with all information requested by Agent and all information so provided is true, correct and complete in all material respects.
          (w) Merchant has maintained each of the Leased Properties, including, without limitation, the roof, foundation and structure of all improvements thereon and all mechanical systems thereat including heating, cooling, ventilating, electrical and plumbing fixtures and systems and all appliances, in good working order, condition and repair, except for those for which the respective landlords are responsible under the Leases governing the Leased Properties. To the best of Merchant’s knowledge, to the extent any landlord is responsible for maintenance of any of the foregoing under the Lease governing such landlord’s Leased Property, such landlord has fulfilled its obligations under the applicable lease to maintain the foregoing. In the event any repairs or maintenance with respect to any of the foregoing are required on or after the Sale Commencement Date in order to avoid a detrimental impact on the Store Closing Sale, Merchant shall immediately perform such repairs or maintenance; provided, however, that in the event the landlord with respect to any Leased Property is responsible for performing such repairs or maintenance under the Lease governing such Leased Property, Merchant shall use its best efforts to immediately cause such landlord to perform such repairs or maintenance.
          (x) Merchant’s relationship with Agent is solely that of agent and principal, not that of joint venturers or partners.
          (y) There has not occurred any unauthorized or illegal emission, leak, discharge, spill or release into the environment of any Hazardous Materials (as defined below) by Merchant or any use of Hazardous Materials on or from any Leased Property which, in any material respect, violates any applicable federal, state or local law, rule, regulation governing the use, storage, treatment, handling, production or disposal of such Hazardous Materials or any other Environmental Laws (as defined below) that would result in liability to Merchant or such Leased Property. For purposes of this Section 11.1(y), the term “Hazardous Materials” shall include, without limitation, any asbestos, PCBs, pollutants, contaminants, chemicals, wastes and other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substance or materials (whether solid, liquid or gaseous) subject to regulation, control or remediation under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resources Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, the Atomic Energy Act of 1954, as amended, and all analogous or related laws and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation (collectively, the “Environmental Laws”).
          (z) No action, arbitration, suit, notice or legal, administrative or other proceeding before any court or governmental body has been instituted by or against Merchant or any Leased Property, or has been settled or resolved, or has been threatened against or affects Merchant or any Leased Property, which if adversely determined, would give rise to a lien or other encumbrance on any Leased Property, or have a material adverse effect upon any Leased Property, Merchant’s ability to perform its obligations under this Agreement or the conduct of the Comprehensive Sale.
          (aa) The relationship between Cost Price and Ticketed Price shall be as set forth on Exhibit 11.1(aa).
          (bb) The information concerning the Leases set forth on Exhibit 1C hereto is true and correct in all material respects.
          (cc) The Merchant has delivered to the Agent, or shall have delivered to the Agent no later than fifteen (15) calendar days after the date of this Agreement, true, complete and correct copies of all Leases and any writings concerning any current actual defaults or breaches thereunder. Merchant shall also use commercially reasonable efforts to provide Agent with all correspondence with the landlords under the Leases, including without limitation, any writings in printed or electronic format concerning any proposed modification, assignment or termination of the Leases.
          (dd) No third party (other than Rosedale Wilsons, Inc.) (“Guarantor”)) has guaranteed or is responsible for any of the Merchant’s obligations under any of the Leases.
          (ee) The Merchant has not received notice of any claim, action, suit, or proceeding with respect to any of the Leases that remains unresolved.
          11.2 Agent Representations and Warranties. Agent hereby represents, warrants and covenants in favor of the Merchant as follows:
          (a) Each member of Agent: (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite power and authority under its operating agreement to consummate the transactions contemplated hereby and (iii) is and until the end of the Marketing Period with respect to all of the Leases will continue to be, duly authorized and qualified as a foreign limited liability company to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.
          (b) Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder. Agent has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents. Each of the Agency Documents has been duly executed and delivered by Agent and constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms. No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.
          (c) No action, arbitration, suit, notice or legal, administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved, or to Agent’s knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by the Agent in connection with this Agreement, or which if adversely determined, would have a material adverse effect upon the Agent’s ability to perform its obligations under this Agreement.
     Section 12. Insurance.
          12.1 Merchant’s Liability Insurance. Merchant shall continue at its cost and expense until the end of the Marketing Period with respect to all of the Leases, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with Merchant’s operation of the Stores, and shall cause Agent to be named an additional named insured with respect to all such policies. Exhibit 12.1 attached hereto contains a description of all such policies. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days’ prior notice to Agent of cancellation, non-renewal or material change. In the event of a claim under any such policies Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Agent, or Agent’s employees, independent contractors or agents (other than Merchant’s employees).
          12.2 Merchant’s Casualty Insurance. Merchant will provide during the Sale Term, at Agent’s cost as an Expense hereunder, fire, flood, theft and extended coverage casualty insurance covering the unsold Merchandise in a total amount equal to no less than the Cost Price thereof. Exhibit 12.2 attached hereto contains a description of all such policies. From and after the date of this Agreement until the end of the Sale Term, all such policies will name Agent as loss payee. In the event of a loss to the Merchandise on or after the date of this Agreement, the proceeds of such insurance attributable to the Merchandise plus any self insurance amounts and the amount of any deductible (which amounts shall be paid by Merchant), shall constitute Proceeds hereunder and shall be paid to Agent; provided, however, in no event shall Agent receive more than Cost Price of the Merchandise. In the event of such a loss, Agent and Merchant shall work jointly to adjust the loss with the Insurer. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming the Agent as loss payee, in form and substance reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days’ prior notice to the Agent of cancellation, non-renewal or material change. Merchant shall not agree to any increases in the amount of any deductibles or self insurance amounts prior to the end of the Sale Term without Agent’s prior written consent.
          12.3 Agent’s Insurance. Agent shall maintain at Agent’s cost and expense until the end of the Marketing Period with respect to all of the Leases, in such amounts as it currently has in effect, comprehensive public liability and automobile liability insurance policies covering injuries to persons and property in or in connection with Agent’s agency at the

Stores, and shall cause Merchant to be named an additional insured with respect to such policies. Exhibit 12.3 attached hereto contains a description of all such policies. Prior to the Sale Commencement Date, Agent shall deliver to Merchant certificates evidencing such insurance policies setting forth the duration thereof and naming Merchant as an additional insured, in form and substance reasonably satisfactory to Merchant. In the event of a claim under any such policies, Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Merchant or Merchant’s employees, independent contractors or agents (other than Agent or Agent’s employees, agents or independent contractors).
          12.4 Worker’s Compensation Insurance. Merchant shall at all times maintain in full force and effect worker’s compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements. Prior to the Sale Commencement Date, Merchant shall deliver to Agent a certificate of Merchant’s insurance broker or carrier evidencing such insurance.
          12.5 Risk of Loss. Without limiting any other provision of this Agreement, Merchant acknowledges that Agent is conducting the Comprehensive Sale on behalf of Merchant solely in the capacity of an agent, and that in such capacity (i) Agent shall not be deemed to be in possession or control of the Stores or the assets located therein or associated therewith, or of Merchant’s employees located at the Stores and (ii) except as expressly provided in this Agreement, Agent does not assume any of Merchant’s obligations or liabilities with respect to any of the foregoing. Merchant and Agent agree that Merchant shall bear all responsibility for liability claims of customers, employees and other persons arising from events occurring at the Stores during and after the Sale Term, except to the extent any such claim arises from the acts or omissions of Agent, or its supervisors or employees located at the Stores (an “Agent Claim”). In the event of any such liability claim other than an Agent Claim, Merchant shall administer such claim and shall present such claim to Merchant’s liability insurance carrier in accordance with Merchant’s historic policies and procedures, and shall provide a copy of the initial documentation relating to such claim to Agent. To the extent that Merchant and Agent agree that a claim constitutes an Agent Claim, Agent shall administer such claim and shall present such claim to its liability insurance carrier, and shall provide a copy of the initial documentation relating to such claim to Merchant. In the event that Merchant and Agent cannot agree whether a claim constitutes an Agent Claim, each party shall present the claim to its own liability insurance carrier, and a copy of the initial claim documentation shall be delivered to the other party.
          12.6 Non-Assumption of Liability. Agent shall not assume any debt, liability or obligation of Merchant, except as expressly agreed to herein. Even with respect to such expressly assumed debts, liabilities and obligations, Agent’s only liability for such amounts shall be its obligations to Merchant hereunder. Under no circumstances shall Agent have any direct liability to any third party by virtue of this Agreement. Without limiting the foregoing, Agent does not assume any liability to third parties with respect to any Leased Property. Agent does not hereby assume any control or possession of any Leased Property, and no property rights in favor of Agent are granted hereby other than the rights to payment of fees and reimbursement of expenses set forth herein.
     Section 13. Indemnification.
          13.1 Merchant Indemnification. Provided that Agent makes a written demand on Merchant for indemnification on or prior to January 31, 2009, Merchant shall indemnify and hold Agent and its members, managers, officers, directors, employees, agents and independent contractors (collectively, “Agent Indemnified Parties”) harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to:
          (a) Merchant’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;
          (b) any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term;
          (c) subject to Agent’s compliance with its obligations under Section 8.3 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof;
          (d) any consumer warranty or products liability claims relating to Merchandise or Merchant Consignment Goods;
          (e) any liability or other claims asserted by customers, any of Merchant’s employees, or any other person against any Agent Indemnified Party (including, without limitation, claims by employees arising under collective bargaining agreements, worker’s compensation or under the WARN Act), except for Agent Claims and
          (f) the gross negligence or willful misconduct of Merchant or any of its officers, directors, employees, agents or representatives.
          13.2 Agent Indemnification. Provided that Merchant makes a written demand on Agent for indemnification on or prior to January 31, 2009, Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless form and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from or related to:
          (a) Agent’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;
          (b) any harassment or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Merchant by Agent or any of its representatives;
          (c) any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment;
          (d) any Agent Claims and
          (e) the gross negligence or willful misconduct of Agent or any of its officer, directors, employees, agents or representatives.
     Section 14. Defaults. The following shall constitute “Events of Default” hereunder:
          (a) Merchant’s or Agent’s failure to perform any of their respective material obligations hereunder which failure is not cured within five (5) days after receipt by the non-performing party of written notice specifying the failure;
          (b) Any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made;
          (c) A bankruptcy, reorganization, receivership or other similar proceeding is filed by or against Merchant or Agent or

          (d) Except as set forth in Section 6.1 above, the Store Closing Sale is terminated at a Store for any reason other than (i) an Event of Default by Agent, (ii) any other breach or action by Agent not authorized hereunder, (iii) removal of a Store from the Store Closing Sale in accordance with Section 8.11 hereof, or (iv) an event administered pursuant to Section 8.9 above.
     In the event of an Event of Default, the non-defaulting party or, in the case of an Event of Default under Section 14(d), the Agent, may, in its discretion, upon five (5) days’ written notice to the other party (or in the case of an Event of Default under Section 14(c), without any notice), (x) elect to terminate this Agreement and (y) exercise any rights otherwise available to it under applicable law. Any party’s damages or entitlement to equitable relief hereunder shall be determined by a court of competent jurisdiction located in the State of Illinois.
     Section 15. Intentionally Omitted.
     Section 16. Sale of FF&E. Agent shall advertise in the context of advertising for the Store Closing Sale that items of FF&E at the Stores are for sale, and shall contact and solicit known purchasers and dealers of furniture and fixtures. Merchant shall notify Agent if any such items of FF&E are to be excluded from sale and/or if terms and conditions of sale are to be set or restricted in any manner. In consideration of providing such services, Agent shall retain twenty-two and one half percent (22.5%) of receipts (net of Sales Taxes) from all sales or other dispositions of FF&E. In addition, Merchant shall reimburse Agent for Agent’s reasonable documented out-of-pocket expenses incurred in connection with the liquidation of FF&E that have been previously approved by Merchant, including, without limitation, costs of commissions and advertising. Merchant and Agent shall mutually agree on an expense budget for the sale of the FF&E prior to incurring FF&E sale related expenses. Agent shall have the right to abandon any unsold FF&E at the Stores or to cause Merchant to transfer title to any FF&E at any Store that remains unsold as of the date of termination or assignment of any Store lease to the landlord or Designee with respect to such lease for no consideration. Agent shall have no liability to Merchant for its failure to sell any or all of the FF&E.
     Section 17. Leases.
          17.1 Agent for Disposition of Leases. Agent shall serve as the Merchant’s exclusive agent for the purpose of selling, assigning or terminating the Leases. All communications and inquiries regarding the sale, assignment or termination of the Leases, whether directed to the Merchant (including but not limited to its officers, agents and employees) shall be redirected to Agent. Agent shall promptly advise the Merchant of all offers made with respect to the Leases. Agent is authorized only to negotiate the terms of a termination or subleasing agreement at the direction and on the behalf of the Merchant, but not to commit the Merchant to any such agreement or arrangement or to sign any instrument on behalf of the Merchant. The Merchant and Agent may designate additional leasehold interests as a “Leased Property” or drop Leased Properties upon mutual consent. Merchant and Agent shall mutually agree on a compensation structure for the purpose of selling, assigning or terminating the leases set forth on Exhibit 17.1 within 7 days of this Agreement.
          17.2 Term.
     The authority granted to Agent in Section 17.1 shall commence upon the execution hereof and shall expire twelve (12) months from the date of this Agreement. Thereafter the Agreement shall automatically renew for successive sixty (60) day periods until cancelled by either party upon thirty (30) days prior written notice to the other party.

          17.3 Marketing Period for Leased Properties.
          (a) For each Leased Property, the period commencing on the Sale Commencement Date and ending on the Leased Property Termination Date, shall be known as the “Marketing Period” for such Leased Property.
          (b) With respect to each Leased Property, the “Leased Property Termination Date” shall be the first to occur of (i) the closing date of the assignment or termination of the Lease with respect to such Leased Property, (ii) the stated termination date of the Lease with respect to such Leased Property, and (iii) the term, as may be extended, as set forth in Section 17.2.
          17.4 Marketing Period Costs.
     On the Sale Commencement Date, the Merchant shall allocate an amount (the “Lease Fund”) for the payment of Occupancy Expenses (excluding Occupancy Expenses payable to third parties other than landlords), termination fees and assignment fees with respect to the Leased Properties. The Lease Fund equals the aggregate of, for each Lease, the lesser of (i) seven (7) months’ Occupancy Expenses, or (ii) Occupancy Expenses for the number of months remaining on the term of the applicable lease (excluding Occupancy Expenses payable to third parties other than landlords) for each of the Leased Properties. The Lease Fund shall not be used to pay any Occupancy Expenses of any Store arising during the Sale Term for such Store. In addition, from the Sale Termination Date through the end of the Marketing Period for each Store Lease (collectively, the “Lease Fund Period”), unless Merchant and Agent otherwise agree, Merchant shall pay Occupancy Expenses (excluding Occupancy Expenses payable to third parties other than landlords) for each of the Leased Properties from the Lease Fund. All other costs and expenses relating to the Leased Properties arising during the Lease Fund Period, including, without limitation, extraordinary or structural maintenance and repairs for which

Merchant is responsible under the Leases of the Leased Properties, shall be paid by Merchant, but shall not be paid or deducted from the Lease Fund.
          17.5 Procedures for Dispositions of Leases.
          (a) During the Marketing Period for each of the Leased Properties, unless otherwise mutually agreed by the parties, Agent shall use reasonable commercial efforts to market and attempt to assign the Leases, to obtain agreements from landlords to terminate the Leases, or to otherwise mitigate Merchant’s damages with respect to the Leases.
          (b) Following the Sale Commencement Date, Merchant agrees to cooperate with Agent to arrange for the sale of the leasehold interests of Merchant in the Leased Properties as provided in this Agreement. Without limiting the generality of the foregoing, Merchant agrees (i) to provide Agent with all such diligence materials and information in Merchant’s possession as Agent shall reasonably request in connection with its efforts to market and attempt to sell the Leases (including, without limitation, existing real property surveys, environmental reports, real estate tax and utility records) and (ii) to cooperate with Agent, its agents and any potential purchasers of any of the Leases to provide reasonable access to the Leased Properties. Agent shall provide Merchant with copies of all written offers and letters of intent for the Leases. Likewise, in the event Merchant receives any written offer or letter of intent for any of the Leases, Merchant shall provide Agent with a copy of such offer or letter of intent.
          (c) From the date hereof through and until the applicable Leased Property Termination Date, Merchant shall not enter into, extend, reject or otherwise terminate any material agreement with respect to any Leased Property, or grant any party a lien or security interest in any or all of the Leases or Leased Properties, in each case without the prior written consent of Agent.

          17.6 Reconciliation; Agent’s Lease Disposition Fees (a) As compensation for Agent’s services, upon disposition, by assignment, sale, sublease, termination or otherwise of a Leased Property, Agent shall earn a base fee of [***] (the “Base Fee”). In the event that (a) [***] or more of the Leases are terminated, sold or assigned during the Marketing Period and (b) the aggregate amount paid by Merchant to obtain landlord consent to assignment or termination of the Leases, including any payments (not otherwise indemnifiable under this Agreement) arising from or in satisfaction of any breach of any Lease caused by Agent or occurring in furtherance of the purposes of this Agreement (the “Buyout Amount”) is less than the aggregate amount of the Lease Fund minus the aggregate amount of the Lease Fund utilized to pay Occupancy Expenses for the Leased Properties during the Lease Fund Period (the “Net Lease Fund”), Agent’s Base Fee shall be adjusted as follows:

Buyout Amount	Base Fee
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
  For purposes hereof:
     “Gross Occupancy Cost” is defined as the sum of all prime rent, common area maintenance expenses, real estate taxes, insurance, tenant improvements, advertising allowance, and other obligations of Merchant which would otherwise have been due and payable by the Merchant had it performed its obligations as they came due under each Lease.

     “Gross Occupancy Cost Savings” is defined as the sum of (a) the amount of Total Occupancy Cost that will not have to be paid, by the Merchant, as a result of all of the Leased Properties which are assigned, transferred, subleased, terminated, or otherwise disposed of by Agent pursuant to the terms of this Agreement, and (b) any amounts received by the Merchant in consideration for transferring or assigning any Leased Property to a third party.
  “Total Occupancy Cost” is defined as the sum of Gross Occupancy Cost for all Leased Properties.
          17.7 Calculation of Net Lease Fund and Buyout Amount.
     For purposes hereof, neither the amount subtracted from the Lease Fund to arrive at the Net Lease Fund nor the Buyout Amount shall include any amounts paid to the subject landlord on account of unpaid amounts due under the Lease but relating to periods prior to the Lease Fund Period, including, without limitation, CAM and tax reconciliations for periods prior to the Lease Fund Period, non-depreciated/amortized tenant improvements or brokerage commissions, all of which shall be paid by Merchant. To the extent that Agent is not successful in completing transactions for all of the Leases, the funds required to buyout the balance of the Leases shall not impact the Buyout Amount or Net Lease Fund.
          17.8 Reimbursement of Expenses in Performing Lease Services.
     Merchant shall reimburse Agent for all reasonable and customary Reimbursable Expenses (defined below) incurred in connection with Agent’s efforts to sell, terminate or otherwise mitigate Merchant’s damages with respect to the Leases. “Reimbursable Expenses” means all out-of-pocket expenses, approved in advance by Merchant, and incurred in connection with Agent’s performance of the contemplated services, including reasonable expenses related economy travel and transportation in accordance with Merchant’s Travel Policy, which shall be provided to Agent.
          17.9 Vacating the Stores and Leased Properties.
          (a) Agent shall vacate each Store whose Occupancy Agreements do not include a Lease to be marketed by Agent pursuant to this Agreement on or before the Sale Termination Date with respect to such Store, at which time Agent shall surrender and deliver the Store premises and Store keys to Merchant. From and after the Sale Termination Date with respect to each such Store, Agent shall have no further liability with respect to such Store whatsoever.
          (b) Agent shall vacate each Leased Property whose Lease is not assigned or terminated and has not expired prior to the end of the Marketing Period for such Lease on the day following the end of the Marketing Period for such Lease, at which time Agent shall surrender and deliver the Leased Property premises and keys to Merchant. From and after the day following the Marketing Period with respect to each such Leased Property, Agent shall have no further liability with respect to such Leased Property whatsoever.
     Section 18. Miscellaneous.
          18.1 Notices. All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand, by facsimile or by Federal Express or other recognized overnight delivery service, as follows:

If to the Agent:	Hilco Merchant Resources, LLC
One Northbrook Place
5 Revere Drive, Suite 206
Northbrook, Illinois 60062
Attn: Cory Lipoff
Telecopy No. (847) 509-1150

Hilco Real Estate, LLC
One Northbrook Place
5 Revere Drive, Suite 320
Northbrook, IL 60062
Attn: Gregory Apter
Telecopy No. (847) 897-0867

and

c/o Hilco Merchant Resources, LLC
Hilco Real Estate, LLC
One Northbrook Place
5 Revere Drive, Suite 206
Northbrook, Illinois 60062
Attn: Joseph Malfitano
Telecopy No. (847) 897-0868

If to the Merchant:	Rosedale Wilsons, Inc.
7401 Boone Avenue North
Brooklyn Park, MN 55428
Attn: Corrie Lapinsky
Telecopy No. (763) 391-4343

Wilsons Leather Holdings Inc.
7401 Boone Avenue North
Brooklyn Park, MN 55428
Attn: Corrie Lapinsky
Telecopy No. (763) 391-4343
          18.2 Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois without regard to conflicts of laws principles thereof. The parties hereto agree that any legal action or proceeding arising out of or in connection with this Agreement may be brought in the federal or state courts located in the State of Illinois, and by execution of this Agreement each party hereby irrevocably accepts and submits to the jurisdiction of such courts in personam with respect to any such action or proceeding.
          18.3 Termination. This Agreement shall remain in full force and effect until the first to occur of: (a) receipt by Merchant of written notice from Agent that any of the conditions specified in Section 10 hereof have not been satisfied; (b) termination by the non-defaulting party after an Event of Default pursuant to Section 14 hereof or (c) the end of the Marketing Period with respect to all of the Leases and completion and certification by Merchant and Agent of the final reconciliation pursuant to Section 17.6 hereof. Notwithstanding the foregoing, the representations and warranties of Merchant and Agent contained herein and the provisions Section 13 above shall survive the termination of this Agreement pursuant to this Section 18.3.
          18.4 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.
          18.5 Amendments. This Agreement may not be modified except in a written instrument executed by each of the parties hereto.
          18.6 No Waiver. No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.
          18.7 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Agent and Merchant, and their respecting successors and assigns; provided, however, that this Agreement may not be assigned by Merchant or Agent to any party without the prior written consent of the other.
          18.8 Execution in Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one agreement. This Agreement may be executed by facsimile, and such facsimile signature shall be treated as an original signature hereunder.
          18.9 Section Headings. The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.
          18.10 Survival. All representations, warranties, covenants and agreements made by the parties hereto shall be considered to have been relied upon by the parties and shall survive the execution, delivery and performance of this Agreement.
          18.11 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          18.12 Joint and Several Liability. The undersigned members of Agent, jointly and severally, guarantee the prompt payment by, and performance of the obligations of Agent, including, without limitation, Agent’s indemnification obligations contained herein, as set forth in this Agreement.
          18.13 Confidentiality. Agent agrees (a) not to use any Confidential Information (as defined below) for any purpose except in furtherance of its obligations under this Agreement, (b) that it shall disclose Confidential Information only to its employees, contractors, attorneys and accountants on a need-to-know basis, and (c) to treat all Confidential Information of the other party with the same degree of care as it accords its own Confidential Information of a similar nature, but in no event with less than a reasonable degree of care. “Confidential Information” as used in this Agreement means any and all proprietary and non-public information disclosed by Merchant regardless of the form of such information. Confidential Information shall not include information that (i) was in the public domain at the time it was disclosed or has subsequently entered the public domain through no fault of Agent; (ii) was rightfully in Agent’s possession free of any obligation of confidentiality at the time of disclosure; or (iii) is disclosed pursuant to a valid order by a court or governmental body or otherwise pursuant to legal process.

          IN WITNESS WHEREOF, Agent and Merchant hereby execute this Agreement by their duly authorized representatives as of the day and year first written above.

JOINT VENTURE COMPOSED OF
HILCO MERCHANT RESOURCES, LLC, HILCO REAL
ESTATE, LLC AND GORDON BROTHERS
RETAIL PARTNERS, LLC

/s/ Cory Lipoff

By:	Cory Lipoff
Its:	Executive Vice President and Principal of Hilco Merchant Resources for the Joint Venture

ROSEDALE WILSONS, INC., on behalf of itself
and on behalf of those entities listed on
Exhibit 1A hereto

/s/ Stacy A. Kruse

By:	Stacy A. Kruse
Its:	Chief Financial Officer and Treasurer

WILSONS LEATHER HOLDINGS INC.

/s/ Stacy A. Kruse

By:	Stacy A. Kruse
Its:	Chief Financial Officer and Treasurer

AGENCY AGREEMENT
Dated as of
February 14, 2008
Between
A JOINT VENTURE COMPOSED OF
HILCO MERCHANT RESOURCES, LLC, HILCO REAL ESTATE, LLC AND GORDON
BROTHERS RETAIL PARTNERS, LLC,
as Agent
and
ROSEDALE WILSONS, INC.,
WILSONS LEATHER HOLDINGS INC., AND
THOSE ENTITIES LISTED ON EXHIBIT 1A HERETO
as Merchant